Exhibit 3.1
STATE OF NORTH CAROLINA
Department of the Secretary of State
ARTICLES OF AMENDMENT
BUSINESS CORPORATION
Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is:	DIGITAL RECORDERS, INC.

2.	The text of each amendment adopted is as follows (State below or attach):

The number of shares constituting the Series D Preferred Stock shall be increased from 10,000 to 30,000

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:
N/A

4.	The date of adoption of each amendment was as follows:	September 22, 2006

5.	(Check either a, b, c, or d, whichever is applicable)

a. The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b. X The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c. The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)

d. The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

This the 28th day of September, 2006.

DIGITAL RECORDERS, INC.

By:	/s/ David L. Turney
David L. Turney
Chairman, Chief Executive Officer and President